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RELEASE: Immediately

CONTACT: Michael Miller
         George Miller
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         Kiddie Academy
         Headquarters
         (410) 515-0788

              KIDDIE ACADEMY SEEKS REORGANIZATION UNDER CHAPTER 11

         BALTIMORE, MARYLAND - (January 8, 1998) - Kiddie Academy International, Inc., Kiddie Academy Child Care Learning Centers, Inc., Kid's Craft, Inc., and Kiddie Academy Franchising Systems, Inc., major providers of high quality, uniform child care services to the public since 1981, today announced that they had filed for protection under Chapter 11 in the U.S. Bankruptcy Court for the District of Maryland. The Chapter 11 reorganization filings were principally precipitated by significant debt obligations arising from the previous closing of certain leased premises and financing limitations and the need to reorganize and restructure corporate obligations, according to Michael Miller, Kiddie Academy International's President.

         Kiddie Academy International operates an integrated system of education-based child care centers serving over four thousand (4,000) children in eleven (11) U.S. states daily. Kiddie Academy International provides centralized management and control for the Kiddie Academy affiliates. Kiddie Academy Child Care Learning Centers, Inc. operates twelve (12) child care centers. Kiddie Academy Franchising Systems, Inc., franchises the Kiddie Academy Centers to thirty six (36) franchisees. Kid's Craft, Inc. provides school supplies and equipment to all Kiddie Academy Centers.




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         "We believe this filing is necessary and prudent, as it will ease the companies' debt burden, increase liquidity, and will result in a revitalized Kiddie Academy organization, which will then be able to focus on its highly successful ability to provide quality child care," explained Miller.

         "It is our intention to file a plan of reorganization as soon as possible, and to move forward decisively under the Court's protection, while continuing to provide quality services and products to children, as well as to the Kiddie Academy centers and employees serving them. Once reorganized, we hope to provide an even broader range of products and services. In the meantime, it is our intention to meet our everyday obligations to employees, suppliers, franchisees and shareholders, and to propose payment to them under our plan." Miller said.

         Kiddie Academy will continue to operate its existing businesses, and management will remain in place. Operations will continue to be run from Kiddie Academy's corporate headquarters in Bel Air, Maryland. Kiddie Academy has engaged the services of Paul M. Nussbaum, Esq. and Whiteford, Taylor & Preston L.L.P. to represent the companies during the reorganization process.